UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2010

MANITEX INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 Industrial Drive, Bridgeview, Illinois 60455

(Address of Principal Executive Offices) (Zip Code)

(708) 430-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 30, 2010, Manitex International, Inc. (the “Company”) issued a press release announcing that its newly formed Italian subsidiary, CVS Ferrari, SRL, had entered into an agreement to operate, on an exclusive rental basis, the business of CVS Ferrari. CVS Ferrari is located near Milan, Italy and designs and manufacturers a range of reach stackers and associated lifting equipment for the global container handling market, sold through a broad dealer network. CVS Ferrari had 2008 annual sales of 71.8 million Euros prior to the recent economic downturn. The rental agreement has been filed with the Italian Court and commences July 1. The Court filing also includes an exclusive option to purchase the business at the conclusion of the Italian insolvency process, “Concordato Preventivo”. The option and the remaining terms of the arrangement are pending Court approval.

The Company initially plans to rent the operations of CVS in Italy, and then acquire the business following approval by the CVS creditors’ meeting under the “Concordato Preventivo”, process in Italy. The rental period could extend for up to two years, but a shorter period is anticipated. As at the agreement date, CVS has a backlog of orders of approximately $10 million for delivery during 2010.

The full text of the Press Release is being furnished as Exhibit 99.1 to this Current Report

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANITEX INTERNATIONAL, INC.

By:	/S/ DAVID H. GRANSEE
Name:	David H. Gransee
Title:	VP & CFO

Date: July 6, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated June 30, 2010